Aimco Announces Two Transactions

Now Expects 2020 FFO and AFFO Growth Up 7% and 9%

DENVER, CO, December 2, 2019 -- Apartment Investment and Management Company (“Aimco”) (NYSE: AIV) announced today a $275 million loan (the “Loan”) to the partnership (the “Partnership”) which owns Parkmerced Apartments (the “Property”). Aimco also acquired a ten-year option (the “Option”) to acquire a 30% interest in the Partnership and so participate in its substantial development pipeline.

The Loan

The Loan accrues interest at 10% per annum; has a five-year term with the right of the Partnership to extend for a second five-year term; and is secured by a pledge of the ownership of the Partnership.

The Loan is structurally subordinate to a five-year, $1.5 billion loan secured by a first lien to the Property for total debt of $1.775 billion, 85% of the $2.1 billion appraised value of the Property.

The Option

The Option to acquire a 30% interest in the Partnership is for ten years; at an exercise price of $1 million, increased by 30% of future capital spending to progress development and redevelopment of the Property.

The Partnership owns a rent-control portfolio of 3,221 apartment homes, and also the vested right to develop 4,093 new market-rate apartment homes.

Aimco Funding

Aimco funded the Loan by borrowing on its bank line. Aimco expects the bank borrowing will be repaid by 2Q 2020 from $275M in proceeds from sales of apartment communities in California so as to maintain a roughly 40% allocation of Aimco capital to the state and also make the transaction “leverage neutral.”

These sales will be in addition to $325M in previously contemplated sales to fund 2020 capital spending.

Due to the temporary increase in bank borrowings, Aimco expects Debt and Preferred Equity to EBITDA to be 7.2x at 2019 year-end, before reduction to 6.5x at 2020 year-end.

The Property and the Development Agreement

Parkmerced is a 3,221-apartment home community located on a 152-acre site in southwest San Francisco. Metropolitan Life developed the Property during the time before and after World War II, together with such other landmark multifamily developments as Parkchester, Riverton Houses, and Peter Cooper Village/Stuyvesant Town in New York City; Park Fairfax in Virginia; and Park La Brea in Los Angeles.

The existing apartment homes at Parkmerced are subject to City of San Francisco rent control, limiting annual rental rate increases to 60% of CPI for continuing occupancy. Upon vacancy, the rents are reset to market. By reason of a Development Agreement with the City of San Francisco, the Partnership and its affiliated entities have the obligation to protect 3,221 rent controlled apartment homes and the vested right to develop 5,679 new market rate apartment homes and more than 300,000 square feet for neighborhood commercial uses.

Of this total, the right to develop 1,586 new market rate apartment homes in Phase 1 has been transferred to a Partnership affiliate and the Partnership has limited continuing rights or responsibilities with respect to their development.

The Partnership

The Partnership is led by Maximus Real Estate Partners, founded in 2012 and itself led by its Founder and Lead Visionary Rob Rosania. Mr. Rosania acquired his interest in Parkmerced in 2005; thereafter, he and his talented local team negotiated the Development Agreement and began repositioning the Property. Maximus currently owns properties with about 6,000 apartments homes, and has more than 7,000 additional apartment homes in its development pipeline.

Summary

San Francisco’s highly educated tech and finance-heavy workforce earns a median income of $130,000 per year, ranking #2 out of the top 50 U.S. markets. Its multi-family rents have increased at a 4.12% CAGR over the last 20 years, #5 in the nation.  Its median home price is $1.1 million, #1 in the nation, with a home price-to-income ratio of 8.5x.1

Parkmerced includes a scenic west-side location with 152 acres of land, 3,221 existing apartment homes, and the vested right to develop 5,679 market rate apartment homes, providing a unique opportunity for its redevelopment as one of the most appealing neighborhoods in San Francisco.

The Partnership management team has demonstrated high levels of energy and creativity, delivered steadily improving operating results, and secured the valuable Development Agreement.

The Loan provides Aimco current income while the Option provides Aimco a risk-adjusted opportunity to participate in the substantial value creation expected from the Partnership’s vested rights to develop 4,093 market rate apartment homes.

2020 FFO and AFFO per share are now expected to be up vs. 2019 by 6% to 8%, and 8% to 10%, respectively.

After consideration of funding costs, the Loan is expected to be slightly accretive to 2019 fourth quarter FFO and AFFO, and to increase 2020 full-year FFO and AFFO per share by $0.06 to $2.65 - $2.69 and $2.37 - $2.41, respectively.

[1]	Rankings based on Green Street Market Data as of October 2019.

Conference Call Information

Aimco will hold a conference call on December 3, 2019, at 8:30 AM Eastern time. You may join the conference call through an internet webcast access through Aimco’s website at investors.aimco.com. Alternatively, you may join the conference call by telephone by dialing 888-317-6003, or 412-317-6061 for international callers, and using passcode 2687747. If you wish to participate, please call approximately five minutes before the conference call is scheduled to begin.

If you are unable to join the live conference call, you may access the replay until March 3, 2020, by dialing 877-344-7529, or 412-317-0088 for international callers, and using passcode 10137246, or you may access the audiocast replay on Aimco’s website at investors.aimco.com.

About Aimco

Aimco is a real estate investment trust focused on the ownership and management of quality apartment communities located in select markets in the United States. Aimco is one of the country’s largest owners and operators of apartments, with ownership interests in 128 communities in 17 states and the District of Columbia. Aimco common shares are traded on the New York Stock Exchange under the ticker symbol AIV, and are included in the S&P 500. For more information about Aimco, please visit our website at www.aimco.com.

Forward Looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws, including, without limitation, statements regarding projected results and specifically forecasts of fourth quarter, full year 2019, and full year 2020 results, including but not limited to: FFO and AFFO; expectations regarding sales of Aimco apartment communities and the use of proceeds thereof; and Aimco liquidity and leverage metrics.

These forward-looking statements are based on management’s judgment as of this date, which is subject to risks and uncertainties. Risks and uncertainties include, but are not limited to: Aimco’s ability to maintain current or meet projected occupancy, rental rate and property operating results; the effect of acquisitions, dispositions, redevelopments and developments; Aimco’s ability to meet budgeted costs and timelines, and achieve budgeted rental rates related to Aimco redevelopment and development investments; expectations regarding Aimco sales of apartment communities and the use of proceeds thereof; and Aimco’s ability to comply with debt covenants, including financial coverage ratios.

Actual results may differ materially from those described in these forward-looking statements and, in addition, will be affected by a variety of risks and factors, some of which are beyond Aimco’s control, including, without limitation:

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Real estate and operating risks, including fluctuations in real estate values and the general economic climate in the markets in which Aimco operates and competition for residents in such markets; national and local economic conditions, including the pace of job growth and the level of unemployment; the amount, location and quality of competitive new housing supply; the timing of acquisitions, dispositions, redevelopments and developments; and changes in operating costs, including energy costs;

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Financing risks, including the availability and cost of capital markets’ financing; the risk that cash flows from operations may be insufficient to meet required payments of principal and interest; and the risk that earnings may not be sufficient to maintain compliance with debt covenants;

•	Insurance risks, including the cost of insurance, and natural disasters and severe weather such as hurricanes; and
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Legal and regulatory risks, including costs associated with prosecuting or defending claims and any adverse outcomes; the terms of governmental regulations that affect Aimco and interpretations of those regulations; and possible environmental liabilities, including costs, fines or penalties that may be incurred due to necessary remediation of contamination of apartment communities presently or previously owned by Aimco.

In addition, Aimco’s current and continuing qualification as a real estate investment trust involves the application of highly technical and complex provisions of the Internal Revenue Code and depends on Aimco’s ability to meet the various requirements imposed by the Internal Revenue Code, through actual operating results, distribution levels and diversity of stock ownership.

Readers should carefully review Aimco’s financial statements and the notes thereto, as well as the section entitled “Risk Factors” in Item 1A of Aimco’s Annual Report on Form 10-K for the year ended December 31, 2018, and the other documents Aimco files from time to time with the Securities and Exchange Commission.

These forward-looking statements reflect management’s judgment as of this date, and Aimco assumes no obligation to revise or update them to reflect future events or circumstances. This press release does not constitute an offer of securities for sale.

Contact:

Matt Foster

Director, Investor Relations

(303) 793-4661

Investor@aimco.com